Exhibit 10.3

LYONDELLBASELL INDUSTRIES

2010 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

By letter (the “Grant Letter”), effective as of the date specified in the Grant Letter (the “Grant Date”), LyondellBasell Industries N.V. (the “Company”), pursuant to the LyondellBasell Industries 2010 Long-Term Incentive Plan, as amended (the “Plan”), has granted to James L. Gallogly (the “Participant”) a right (the “Option”) to purchase from the Company up to but not exceeding in the aggregate the number of shares of Common Stock (as defined in the Plan) (the “Option Shares”) specified in the Grant Letter at the Grant Price per Option Share specified in the Grant Letter, such number of shares and such price per share being subject to adjustment as provided in the Plan, and further subject to the following terms and conditions (the “Award Agreement”):

1. Relationship to Plan and Employment Agreement.

This Option is intended to be a nonqualified stock option within the meaning of Section 83 of the Code. This Option is subject to all of the Plan terms, conditions, provisions and administrative interpretations, if any, adopted by the Committee. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan. This Award Agreement is intended to satisfy the Company’s obligations under the Employment Agreement and shall be interpreted and construed to the fullest extent possible consistent with the Employment Agreement. With the exception of the provision for vesting on death or Disability in Section 2(b) of this Award Agreement, in the event of any conflict between the terms of the Employment Agreement and the terms of this Award Agreement, the terms of the Employment Agreement shall control.

2. Exercise Schedule.

(a) This Option shall become exercisable in three cumulative installments, with one-third of the Option Shares becoming exercisable on the first anniversary of the Grant Date, an additional one-third of the Option Shares becoming exercisable on the second anniversary of the Grant Date, and the final one-third of the Option Shares becoming exercisable on the third anniversary of the Grant Date. The Participant must be in continuous Employment from the Grant Date through the date of exercisability of each installment in order for the Option to become exercisable with respect to additional shares of Common Stock on such date.

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(b) This Option shall become fully exercisable, irrespective of the limitations set forth in subparagraph (a) above, provided that the Participant has been in continuous Employment since the Grant Date, upon (1) an involuntary termination of Employment by the Company without Cause or a constructive termination of Employment by the Participant with good reason as defined in Section 10 of the Plan (a “Constructive Termination”), either of which occurs within one year after the occurrence of a Change of Control or (2) any termination of Employment due to death or Disability.

(c) Irrespective of the limitations set forth in subparagraph (a) above, provided that the Participant has been in continuous Employment since the Grant Date, upon termination of Employment due to Retirement or involuntary termination not for Cause, to the extent not previously vested pursuant to subparagraph (a) above, each third of the Option Shares described in subparagraph (a) above that are unvested as of the date of termination of Employment shall become exercisable in a pro rata amount determined by a fraction with respect to each such unvested third of the Option Shares, the numerator of which shall be the number of calendar days of the Participant’s Employment from the Grant Date through the date of the Participant’s termination of Employment, and the denominator of which shall be the number of calendar days for the period beginning on the Grant Date and ending on the corresponding anniversary date on which each such unvested third of the Option Shares would have vested pursuant to subparagraph (a) above.

(d) For purposes of this Award Agreement, the following definitions apply:

(i)	“Disability” shall have the same meaning as defined in the Employment Agreement.

(ii)	“Employment” means employment as an Employee with the Company or any Participating Employer. Neither the Participant’s transfer from Company employment to employment by any Participating Employer, the Participant’s transfer from employment by any Participating Employer to Company employment, nor the Participant’s transfer between Participating Employers shall be deemed to be a termination of the Participant’s employment. Moreover, a Participant’s employment shall not be deemed to terminate because the Participant is absent from active employment due to temporary illness, during authorized vacation, during temporary leaves of absence granted by the Company or a Participating Employer for professional advancement, education, health or government services, during military leave for any period if the Participant returns to active employment within 90 days after military leave terminates, or during any period required to be treated as a leave of absence by any valid law or agreement.

(iii)	“Employment Agreement” means that certain Employment Agreement between the Participant and the Company dated September 12, 2013.

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(iv)	“Misconduct” means any act or failure to act that (i) caused or was intended to cause a violation of the policies of the Company or a Subsidiary or Affiliate, generally accepted accounting principles or any applicable laws in effect at the time of the acts or failures and (ii) materially increased the value of the compensation received by the Participant.

(v)	“Retirement” shall have the same meaning as defined in the Employment Agreement.

3. Termination of Option. The Option hereby granted shall terminate and be of no force and effect with respect to any shares of Common Stock not previously purchased by the Participant upon the first to occur of:

(a)	the close of business on the date that is ten years from the Grant Date;

(b)	with respect to

(i)	the portion of the Option exercisable upon termination of Employment (or which becomes exercisable upon termination due to death, Disability, Retirement, involuntary termination not for Cause or Constructive Termination), the expiration of (A) 90 days following the Participant’s voluntary termination of Employment, involuntary termination of Employment not for Cause or Constructive Termination, and not due to death, Disability or Retirement, (B) one year following the Participant’s termination of Employment by reason of death or Disability; and (C) five years following the Participant’s termination of Employment by reason of Retirement.

(ii)	the portion of the Option not exercisable upon termination of Employment, the date of the Participant’s termination of Employment; or

(c) the date of the Participant’s termination of Employment for any reason other than those described in (b) above.

4. Exercise of Option. Subject to the limitations set forth herein and in the Plan, this Option may be exercised by written notice provided to the Company as set forth in Section 5. Such written notice shall (a) state the number of shares of Common Stock with respect to which the Option is being exercised and (b) be accompanied by a check, cash or money order payable to the Company in the full amount of the purchase price for any shares of Common Stock being acquired or, at the option of the Committee or its delegate, accompanied by Common Stock theretofore owned by such Participant that is equal in value to the full amount of the purchase price (or any combination of cash, check or such Common Stock) or in any other manner approved by the Committee or its delegate. For purposes of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, such Common Stock shall be valued at its Fair Market Value on the date of exercise. Any Common Stock delivered in satisfaction of all or a portion of the purchase price shall be appropriately endorsed for transfer and assignment to the Company.

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The Participant will not be entitled to exercise the Option granted pursuant hereto, and the Company will not be obligated to issue any Option Shares pursuant to this Award Agreement, if the exercise of the Option or the issuance of such shares would constitute a violation by the Participant or by the Company of any provision of any law or regulation of any governmental authority or any stock exchange or transaction quotation system.

If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action.

5. Notices. Notice of exercise of the Option must be made in the following manner, using such forms as the Company may from time to time provide:

(a) by mail or overnight delivery service, postage prepaid, to LyondellBasell Industries N.V., Attn: Manager of Executive Services, 1221 McKinney Street, Suite 700, Houston, Texas 77010, in which case the date of exercise shall be the date of mailing; or

(b) by hand delivery or otherwise to LyondellBasell Industries N.V., Attn: Manager of Executive Services, 1221 McKinney Street, Suite 700, Houston, Texas 77010, in which case the date of exercise shall be the date when receipt is acknowledged by the Company.

(c) by electronic delivery to Manager of Executive Services via e-mail to execserv@lyondellbasell.com or fax to +1 713 309 3028, in which case the date of exercise shall be the date of the e-mail or fax.

Notwithstanding the foregoing, (i) if the Company’s address is changed before the exercise date of this Option, notice of exercise shall be made instead under the previous provisions at the Company’s current address, or (ii) if the Committee delegates the administration of option exercises to a third party administrator, notice of exercise shall be made instead according to the written instructions that the third party administrator gives to the Participant for the option exercise.

Any other notices provided for in this Award Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Participant, five days after deposit in the mail or delivery to an overnight delivery service, postage prepaid, addressed to the Participant at the address specified at the end of this Award Agreement or at such other address as the Participant hereafter designates by written notice to the Company.

6. Assignment of Option. The Participant’s rights under the Plan and this Award Agreement are personal. No assignment or transfer of the Participant’s rights under and interest in this Option may be made by the Participant otherwise than by will or by the laws of

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descent and distribution. This Option is exercisable during his lifetime only by the Participant, or, in the case of a Participant who is mentally incapacitated, this Option shall be exercisable by his guardian or legal representative.

Notwithstanding the foregoing, the Option is transferable by the Participant to (i) the children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership or partnerships in which such Immediate Family Members have at least ninety nine percent (99%) of the equity, profit and loss interests. Subsequent transfers of a transferred Option shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Participant or a person to whom the original Participant could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided herein, the term “Participant” shall be deemed to refer to the transferee. The consequences of termination of Employment shall continue to be applied with respect to the original Participant, following which the Options shall be exercisable by the transferee only to the extent and for the periods specified in the Plan and this Award Agreement.

After the death of the Participant, exercise of the Option shall be permitted only by the Participant’s executor or the personal representative of the Participant’s estate (or by his assignee, in the event of a permitted assignment) and only to the extent that the Option was exercisable on the date of the Participant’s death.

7. Stock Certificates. Any certificates representing the Common Stock issued pursuant to the exercise of the Option will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Option.

8. Withholding. No shares of Common Stock shall be delivered to or in respect of a Participant unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company for those shares of Common Stock has been remitted to the Company or unless provisions to pay such withholding requirements have been made to the Committee’s satisfaction. The Committee may make any provision it deems appropriate to withhold any taxes it determines are required in connection with this Option. Unless the Participant pays all taxes required to be withheld by the Company or paid in connection with the exercise of all or any portion of this Option by delivering cash to the Company, the Company shall withhold shares of Common Stock having a Fair Market Value equal to all taxes required to be withheld with respect to the exercise of the Option.

9. No Fractional Shares. No fractional shares of Common Stock are permitted in connection with this Award Agreement. For purposes of vesting in Section 2(a), Option Shares vesting on the second anniversary of the Grant Date shall be increased by any fractional shares resulting from the vesting schedule with respect to subsequent vesting dates and Option Shares vesting thereafter shall be rounded down to the nearest whole share. For purposes of pro-ration in Section 2(c), Option Shares shall be rounded up to the nearest whole share of Common Stock. Only whole Option Shares are exercisable pursuant to Section 4, and only whole shares of Common Stock may be delivered in satisfaction of the Grant Price. Any shares

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of Common Stock withheld pursuant to Section 8 shall be rounded to whole shares in the manner determined by the Committee to be appropriate to satisfy the minimum statutory withholding requirements.

10. Shareholder Rights. The Participant shall have no rights of a shareholder with respect to shares of Common Stock subject to the Option unless and until such time as the Option has been exercised and ownership of such shares of Common Stock has been transferred to the Participant.

11. Successors and Assigns. This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted.

12. No Guaranteed Employment. No provision of this Award Agreement shall confer any right upon the Participant to continued Employment.

13. Company Clawback Policy. If (a) the Committee determines that the Participant has either engaged in, or benefitted from, Misconduct and (b) the Participant is classified at a level of M-4 or above in the LyondellBasell Group compensation classification system at the time of such determination, upon notice from the Company, the Participant shall reimburse to the Company all or a portion of the payments received under this Award Agreement as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged Misconduct or the second anniversary of the Participant’s date of termination.

LYONDELLBASELL INDUSTRIES N.V.

The Participant hereby accepts the foregoing Nonqualified Stock Option Award Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above. By accepting this Nonqualified Stock Option Award Agreement, the Participant acknowledges and agrees that this Nonqualified Stock Option Award Agreement satisfies the Company’s obligations under Section 3(d) of the Employment Agreement.

PARTICIPANT

James L. Gallogly,
15 Mott Lane
Houston, Texas 77024

Date:

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